Exhibit (a)(5)(C)

From: Obertop, Michael

Sent: Thursday, May 13, 2010 10:29 AM

Subject: RE: SARs Exchange

All-

If you would like to exchange your 2007 SARs, pursuant to the exchange offer, please make sure that your executed election form is received by 11:59 p.m. Eastern Time, on May 14, 2010 (tomorrow).

Michael